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                     June 12, 2020

       Patrick D. Hallinan
       Chief Financial Officer
       Fortune Brands Home & Security, Inc.
       520 Lake Cook Road
       Deerfield, Illinois 60015-5611

                                                        Re: Fortune Brands Home
& Security, Inc.
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 001-35166

       Dear Mr. Hallinan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction